UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 15. 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off —Balance Sheet Arrangement of a Registrant.

On April 15, 2009, we borrowed $2.8 million from Exchange National Bank & Trust Co. The loan is evidenced by a promissory note and bears interest,  payable monthly on the third day of each month commencing on May 3, 2009, at the rate of 7% per annum.  Principal on the note is due on September 3, 2009.   The loan is secured by a third mortgage and security interest on our Pekin plant and equipment , a leasehold mortgage on our  new executive office building and technical center in Atchison and a pledge of the related industrial revenue bond issued by the City of Atchison that we hold.  The lenders under our Credit Agreement and Exchange National Bank & Trust have entered an intercreditor agreement whereby the lenders under the Credit Agreement generally have agreed to subordinate their lien in the bond collateral to the lien of Exchange National Bank & Trust.   In addition to payment defaults, events of default under the promissory note  include mergers or sales of a substantial part of our property or if the bank determines in good faith that a material adverse change has occurred in our financial condition or that the prospect for our performance of our loan obligations is impaired.

Ladd Seaberg, our Chairman of the Board, is a director on Exchange National Bank & Trust’s board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: April 16, 2009	By	/s/ Robert Zonneveld
Vice President & Chief Financial Officer